SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

July 8, 2016

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

739 Colony Palm Drive Boynton Beach, Florida	33436

 (Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 8, 2016, Event Cardio Group Inc., a Nevada corporation (the “Company”), acquired all of the outstanding shares of Ambumed, Inc., a Maryland corporation (“Ambumed”), pursuant to a Stock Purchase Agreement dated June 30, 2016 with Richard Oswik and Joseph Hashim (together, the “Shareholders”) of Ambumed (the “Ambumed Stock Purchase Agreement”). The consideration for the acquisition consisted of $1,200,000, of which $600,000 was paid at closing and $600,000 is payable on the first anniversary of the closing, together with two million (2,000,000) restricted shares of the Company’s common stock, of which 500,000 shares were deposited in escrow to satisfy the indemnification obligations of the Shareholders. The number of shares issued to the Shareholders is subject to adjustment if the market price of the common stock for the ten trading days preceding August 1, 2017 is less than $0.25 per share. In connection with the acquisition, as a result of which Ambumed has become a wholly-owned subsidiary of the Company, the Company entered into an employment agreement with Joseph Hashim to serve as Chief Operating Officer of Ambumed until July 31, 2020. Under the employment agreement Mr. Hashim is entitled to an initial salary of $150,000 during the first year ofthe agreement, $200,000 for the second year and $250,000 thereafter, plus a bonus of up to $100,000 commencing in the second year if certain specified performance target are achieved. The agreement also grants Mr. Hashim 3,000,000 restricted shares of the Company’s common stock, subject to specified vesting criteria, plus options to purchase on or before July 31, 2020 up to an additional 1,000,000 shares of the Company’s common stock at an initial exercise price of $0.15 per share, subject to adjustment for certain anti-dilution events, such as stock splits and upon the occurrence of fundamental transactions such as mergers and other business combinations.

Ambumed provides electrocardiography support services designed specifically for physicians, hospitals, scanning services and home health care agencies, including a 24-hour/day ECG monitoring center, under the name National Cardiac Monitoring Center.

Item 3.02 Unregistered Sales of Equity Securities.

On July 8, 2016, the Company issued 1,000,000 shares of the Company’s common stock to each of Richard Oswik and Joseph Hashim as part of the consideration for the acquisition of all of the outstanding shares of Ambumed. The shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company did not pay any sales commissions or broker fees in connection with the issuance of the shares. The certificates evidencing the shares were endorsed with a legend restricting their sale or other disposition without compliance with the registration requirements of the Securities Act or an exemption therefrom.

Item 7.01 Regulation FD Disclosure.

On July 11, 2016, the Company issued a press release announcing the acquisition of Ambumed. The press release is attached as Exhibit 99.1 to this report.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements. The Company will file an amendment to this report to include the financial statements of Ambumed within 71 days after the date of this report as permitted pursuant to paragraph (a)(1) (iv) of this Item 9.01.
(b)	Pro forma financial information. The Company will file an amendment to this report to include the pro forma financial information concerning the Company as a result of the acquisition of Ambumed within 71 days after the date of this report as permitted pursuant to paragraph (a)(1) (iv) of this Item 9.01.
(c)
Exhibit Number	Description
10.1	Ambumed Stock Purchase Agreement dated June 30, 2016 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 7, 2016).
10.2	Promissory Note issued to Richard Oswik.
10.3	Promissory Note issued to Joseph Hashim.
10.4	Employment Agreement dated July 8, 2016 with Joseph Hashim.
10.5	Press release issued by the Company on July 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2016

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer